ACORN HOLDING CORP.


100 Park Avenue                                            107 Cherry Street
New York, NY  10017-5582                               New Canaan, CT  06840
(212) 685-5654                                                (203) 966-8220
(212) 213-1199 (FAX)                                    (203) 966-1704 (FAX)



                                              Contact:  Stephen A. Ollendorff
                                                                 212-685-5654

FOR IMMEDIATE RELEASE

ACORN ANNOUNCES BUY-BACK OF SHARES

New York, New York, January 22, 1998--Acorn Holding Corp. (formerly Acorn Venture Capital Corporation) ("Acorn"), whose stock is traded on the NASDAQ Small-Cap Market under the symbol AVCC, announced that, for an aggregate consideration of $2,060,000, it had repurchased 1,300,000 shares of its common stock (approximately 22% of the outstanding common stock) from Asset Value Fund Limited Partnership and had entered into a "standstill agreement" with Asset Value and one of its principals.

Stephen A. Ollendorff, Chief Executive Officer of Acorn, stated that "the repurchase by Acorn of its shares was part of the previously announced repurchase program and that, subject to market conditions and liquidity requirements, Acorn would continue to implement the repurchase program."